Exhibit 99

Ingredion Incorporated 5 Westbrook Corporate Center Westchester, IL 60154	NEWS RELEASE CONTACT: Investors: Heather Kos, 708-551-2592 Media: Claire Regan, 708-551-2602

INGREDION INCORPORATED REPORTS FIRST QUARTER 2015 RESULTS

•                  First quarter 2015 reported and adjusted EPS were $1.15 and $1.30, respectively, up from $0.96 reported in the first quarter 2014

•                  2015 adjusted EPS guidance of $5.50-$6.00, including the Penford transaction EPS accretion and excluding associated acquisition and integration costs

•                  Company continues to forecast $650-$700 million of cash generated by operations

WESTCHESTER, Ill., April 30, 2015 - Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the first quarter 2015.

“We are pleased with the first quarter results which were highlighted by higher volumes and operating income, and earnings per share growth,” said Ilene Gordon, chairman, president and chief executive officer.  “As expected, operating income in North America was up significantly as last year’s results reflected adverse weather effects, and in the first quarter of 2015 we had strong volumes in core and specialty ingredients and good cost control.  Asia Pacific and EMEA achieved solid operating income for the quarter, in line with our expectations despite foreign exchange headwinds.  These positives were slightly offset by softer demand and foreign exchange headwinds in South America, most predominantly in Brazil.

“We continue to have confidence in our business model. North America is expected to continue to drive bottom-line growth with stronger volumes and improved product mix.  Asia Pacific and EMEA are anticipated to improve modestly and be in line with last year, respectively, despite continuing foreign exchange headwinds. South America is expected to be generally in line with last year with strong Andean performance expected to offset weakness in Southern Cone and Brazil.

-more-

“Despite economic challenges and slowing economies, our underlying business is doing well.  Our geographic footprint, broad product portfolio, and focus on higher-value specialty products are expected to drive growth and shareholder value.

“Additionally, we are pleased that the Penford Corporation acquisition closed in March.  The acquisition is still expected to be $0.08-$0.12 per share accretive in 2015 and will enhance our high-value specialty ingredient portfolio. As such, our expectation for adjusted EPS for the year, including accretion resulting from the transaction, is $5.50-$6.00, excluding the associated acquisition and integration costs,” Gordon added.

Earnings Per Share (EPS)

	1Q14	1Q15
Reported EPS	$0.96	$1.15
Acquisition/Integration costs	—	0.15
Adjusted EPS	$0.96	$1.30

Estimated factors affecting change in adjusted EPS

1Q15
Margin	0.40
Volume	0.05
Foreign exchange	(0.10)
Other income	(0.03)
Total operating items	0.32

Financing costs	0.02
Shares outstanding	0.05
Tax rate	(0.06)
Non-controlling interest	0.01
Total non-operating items	0.02
Total items affecting EPS	0.34

Financial Highlights

•                  At March 31, 2015, total debt and cash and short-term investments were $2.2 billion and $609 million, respectively, versus $1.8 billion and $614 million, respectively, at December 31, 2014.

•                  During the first quarter of 2015, net financing costs were approximately $14 million, or $2.6 million lower than the year-ago period.

•                  The first quarter reported and adjusted effective tax rates were 31.7 percent and 32.1 percent, respectively, compared to a 28.8 percent reported tax rate in the year-ago period.

•                  Capital expenditures, net of disposals, were $58 million in the first quarter 2015 and $59 million in the year-ago period.

•                  During the quarter, the Company repurchased 234,000 shares of common stock for approximately $18 million.

Business Review

Total Ingredion

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
First quarter	1,357	-77	67	-17	1,330	-2%

Net Sales

•                  Net sales were down in the first quarter as a result of currency devaluations and the pass through of lower net corn costs, partially offset by volume growth, both organic and acquisition related.

Operating income

•                  First quarter reported operating income and adjusted operating income were $139 million and $157 million, respectively.  This was a 14 percent and 28 percent increase, respectively, compared to $122 million of reported operating income in the first quarter of 2014.  The increase in adjusted operating income was primarily due to stronger volumes and margins in North America. This was slightly offset by global foreign exchange headwinds and stagnant economies in South America, primarily Brazil.

North America

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
First quarter	737	-12	59	-30	754	2%

Operating income

•                  First quarter operating income increased from $65 million to $102 million. Approximately $20 million of the increase is attributable to the lapping of the adverse weather effects in the first quarter of last year. Higher volumes, lower net corn costs, and lower manufacturing expenses accounted for the remainder of the increase. The impact of Penford’s earnings was immaterial given its mid-March close.

South America

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
First quarter	294	-47	-12	23	258	-12%

Operating income

•                  Operating income in the quarter was $25 million, down 18 percent, or $5 million, largely as a result of weaker demand in Brazil. Increased pricing mitigated the impact of foreign exchange throughout the region and higher input costs from inflationary effects in Argentina.

Asia Pacific

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
First quarter	185	-7	18	-9	187	1%

Operating income

•                  First quarter operating income was $26 million, flat from a year ago. Weaker foreign exchange rates were offset by higher volumes.

Europe, Middle East, Africa (EMEA)

$ in millions	2014 Net sales	FX Impact	Volume	Price/mix	2015 Net sales	% change
First quarter	141	-11	2	-1	131	-7%

Operating income

•                  First quarter operating income increased five percent to $22 million, up from $21 million a year ago.  Weaker foreign exchange rates were offset by good cost management.

2015 Guidance

2015 adjusted EPS, including the anticipated $0.08-$0.12 per share accretion resulting from the Penford acquisition but excluding integration and acquisition costs, is expected to be in the range of $5.50 to $6.00 compared to adjusted EPS of $5.20 in 2014.  The guidance assumes: overall improvement in North America, modest improvement in Asia Pacific, EMEA in line with last year, and South America in line to slightly up versus last year; an effective tax rate of 29 - 31 percent; and earnings per share accretion attributable to the 2014 accelerated share repurchase program.  Sales of specialty ingredients are expected to continue to grow faster than our core portfolio of products.

In 2015, cash generated by operations and capital expenditures are expected to be approximately $650-$700 million and $300 million, respectively.

Conference Call and Webcast

Ingredion will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Ilene Gordon, chairman, president and chief executive officer, and Jack Fortnum, chief financial officer.

The call will be webcast in real time, and will include a visual presentation accessible through the Ingredion website at www.ingredion.com. The presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE:INGR) is a leading global ingredients solutions provider specializing in nature-based sweeteners, starches and nutrition ingredients and bio-material solutions. With customers in more than 100 countries, Ingredion serves approximately 60 diverse sectors in food, beverage, brewing, pharmaceuticals and other industries. For more information, visit ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “assume”, “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, continuation or worsening of the current economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; availability of raw materials, including potato starch, tapioca and the specific varieties of corn upon which our products are based; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses, including the Penford business; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.  Factors relating to the acquisition of Penford Corporation that could cause actual results and developments to differ from expectations include that the anticipated benefits of the acquisition, including synergies, may not be realized; and that the integration of Penford’s operations with our operations may be materially delayed or may be more costly or difficult than expected.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent reports on Forms 10-Q and 8-K.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,		Change
(In millions, except per share amounts)	2015	2014	%
Net sales before shipping and handling costs	$1,410.0	$1,435.0	(2)%
Less: shipping and handling costs	79.9	77.8	3%
Net sales	$1,330.1	$1,357.2	(2)%
Cost of sales	1,049.4	1,107.4	(5)%
Gross profit	$280.7	$249.8	12%

Operating expenses	132.0	132.4	—
Other (income), net	(1.2)	(4.9)	(76)%
Restructuring charge	10.4	—
Operating income	$139.5	$122.3	14%
Financing costs, net	14.0	16.6	(16)%
Income before income taxes	$125.5	$105.7	19%
Provision for income taxes	39.8	30.5
Net income	$85.7	$75.2	14%
Less: Net income attributable to non-controlling interests	2.0	2.6	(23)%
Net income attributable to Ingredion	$83.7	$72.6	15%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	71.6	74.6
Diluted	72.7	75.8

Earnings per common share of Ingredion:
Basic	$1.17	$0.97	21%
Diluted	$1.15	$0.96	20%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	March 31, 2015	December 31, 2014
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$573	$580
Short-term investments	36	34
Accounts receivable — net	795	762
Inventories	740	699
Prepaid expenses	29	21
Deferred income taxes	53	48
Total current assets	2,226	2,144

Property, plant and equipment — net	2,090	2,073
Goodwill	573	478
Other intangible assets — net	398	290
Deferred income taxes	4	4
Other assets	128	102
Total assets	$5,419	$5,091

Liabilities and equity
Current liabilities
Short-term borrowings	$22	$23
Accounts payable and accrued liabilities	662	698
Total current liabilities	684	721

Non-current liabilities	196	157
Long-term debt	2,208	1,804
Deferred income taxes	203	180
Share-based payments subject to redemption	15	22

Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 77,810,875 shares issued at March 31, 2015 and December 31, 2014	1	1
Additional paid-in capital	1,163	1,164
Less: Treasury stock (common stock; 6,494,373 and 6,488,605 shares at March 31, 2015 and December 31, 2014, respectively) at cost	(485)	(481)
Accumulated other comprehensive loss	(925)	(782)
Retained earnings	2,329	2,275
Total Ingredion stockholders’ equity	2,083	2,177
Non-controlling interests	30	30
Total equity	2,113	2,207

Total liabilities and equity	$5,419	$5,091

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
(In millions)	2015	2014

Cash provided by operating activities:
Net income	$86	$75
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47	48
Charge for fair value mark-up of acquired inventory	3	—
Decrease (increase) in margin accounts	(8)	32
Increase in other trade working capital	(82)	(55)
Other	23	21
Cash provided by operating activities	69	121

Cash used for investing activities:
Payment for acquisition, net of cash acquired of $16	(332)	—
Capital expenditures, net of proceeds on disposals	(58)	(59)
Short-term investments	(3)	—
Cash used for investing activities	(393)	(59)

Cash provided by (used for) financing activities:
Proceeds from (payments on) borrowings, net	397	(34)
Repurchases of common stock, net of issuances	(21)	(1)
Dividends paid (including to non-controlling interests)	(32)	(33)
Excess tax benefit on share-based compensation	2	—
Cash provided by (used for) financing activities	346	(68)

Effect of foreign exchange rate changes on cash	(29)	(8)
Decrease in cash and cash equivalents	(7)	(14)
Cash and cash equivalents, beginning of period	580	574
Cash and cash equivalents, end of period	$573	$560

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

(In millions)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended March 31,		Change
	2015	2014	%
Net Sales
North America	$754.0	$736.9	2%
South America	258.1	293.8	(12)%
Asia Pacific	186.9	185.4	1%
EMEA	131.1	141.1	(7)%
Total	$1,330.1	$1,357.2	(2)%

Operating Income
North America	$102.1	$65.2	57%
South America	24.6	29.9	(18)%
Asia Pacific	25.6	25.7	—
EMEA	22.1	21.1	5%
Corporate	(17.8)	(19.6)	(9)%
Sub-total	156.6	122.3	28%
Restructuring charge	(10.4)	—
Acquisition/integration costs	(3.7)	—
Charge for fair value mark-up of acquired inventory	(3.0)	—
Total	$139.5	$122.3	14%

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures, which exclude certain GAAP items such as costs related to the Penford acquisition, impairment and restructuring costs, and certain other unusual items. The Company uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Net Income and Adjusted Diluted Earnings Per Share (“EPS”)

to GAAP Net Income and Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended
	March 31, 2015		March 31, 2014
	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$83.7	$1.15	$72.6	$0.96

Add back:

Restructuring charge, net of income tax benefit of $4.0 million	6.4	0.09	—	—

Acquisition / integration costs, net of income tax benefit of $0.9 million	2.8	0.04	—	—

Charge for fair value mark-up of acquired inventory, net of income tax benefit of $1.1 million	1.9	0.02	—	—

Non-GAAP adjusted net income	$94.8	$1.30	$72.6	$0.96

Ingredion Incorporated (“Ingredion”)

Reconciliation of  Non-GAAP Adjusted Operating Income to GAAP Operating Income

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2015	2014

Operating income	$139.5	$122.3

Add back:

Restructuring charge	10.4	—

Acquisition/integration costs	3.7	—

Charge for fair value mark-up of acquired inventory	3.0	—

Non-GAAP adjusted operating income	$156.6	$122.3

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Effective Income Tax Rate to GAAP Effective Tax Rate

(Unaudited)

	Three Months Ended March 31, 2015
	Income before	Provision for	Effective Income
(Dollars in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b/a)

As Reported	$125.5	$39.8	31.7%

Add back:

Restructuring charge	10.4	4.0

Acquisition / integration costs	3.7	0.9

Charge for fair value mark-up of acquired inventory	3.0	1.1

Adjusted Non-GAAP	$142.6	$45.8	32.1%